QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Xilinx, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

June 1, 2005

Dear Xilinx Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders to be held on Thursday, August 4, 2005 at 11:00 a.m. Pacific Daylight Time, at Xilinx, Inc.'s headquarters located at 2050 Logic Drive, San Jose, California, 95124. We look forward to your attendance either in person or by proxy. For your convenience, we are pleased to offer a live webcast of our annual meeting at www.investor.xilinx.com.

If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from Xilinx's Board of Directors (the "Board") are enclosed. If you received your annual meeting materials via email, the email contains voting instructions and links to the annual report and proxy statement on the Internet.

At this meeting, the agenda includes:

  •
  the annual election of directors;

  •
  a proposal to approve an amendment to the Company's 1990 Employee Qualified Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 7,000,000 shares;

  •
  a proposal to ratify the appointment of our external auditors, Ernst & Young LLP; and

  •
  if properly presented at the annual meeting, a stockholder proposal regarding the voting standard for election of directors.

The agenda also will include any other business that may properly come before the meeting or any adjournment or postponement thereof. The Board recommends that you vote FOR the election of each of the director nominees nominated by the Board Nominating and Governance Committee, FOR the increase in the number of shares in the Company's Employee Stock Purchase Plan and FOR the ratification of Ernst & Young LLP as external auditors of the Company for the fiscal year ending April 1, 2006. The Board does not make a recommendation with respect to the stockholder proposal requiring that directors be elected by majority vote. Please refer to the proxy statement for detailed information on each of the proposals.

At the meeting, we will also report on the operations of Xilinx, and you will have an opportunity to ask questions. Whether or not you plan to attend, please take a few minutes now to vote online or via telephone or, alternatively, mark, sign and date your proxy and return it in the enclosed postage-paid envelope so that your shares will be represented.

Thank you for your continuing interest in Xilinx.

Very truly yours,

Willem P. Roelandts President, Chief Executive Officer and Chairman of the Board

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR PROXY ONLINE OR BY TELEPHONE, OR, IN THE ALTERNATIVE, COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PLEASE REFERENCE THE "PROXY VOTING; VOTING VIA THE INTERNET AND TELEPHONE" SECTION ON PAGE 1 FOR ADDITIONAL INFORMATION.

XILINX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 4, 2005

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Xilinx, Inc., a Delaware corporation (the "Company"), will be held on Thursday, August 4, 2005 at 11:00 a.m., Pacific Daylight Time, at the Company's headquarters located at 2050 Logic Drive, San Jose, California, 95124 for the following purposes:

                1.    To elect nine (9) directors to serve for the ensuing year or until their successors are duly elected and qualified;

                2.    To approve an amendment to our 1990 Employee Qualified Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 7,000,000 shares;

                3.    To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as external auditors of Xilinx for the fiscal year ending April 1, 2006;

                4.    To consider a stockholder proposal regarding the voting standard for election of directors; and

                5.    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on June 6, 2005 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote online or via telephone or, in the alternative, to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you have Internet access, we encourage you to record your vote on the Internet. Any stockholder of record attending the meeting may vote in person even if he or she returned a proxy.

FOR THE BOARD OF DIRECTORS

Thomas R. Lavelle Secretary

San Jose, California
June 17, 2005

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR PROXY ONLINE OR BY TELEPHONE, OR, IN THE ALTERNATIVE, COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PLEASE REFERENCE THE "PROXY VOTING; VOTING VIA THE INTERNET AND TELEPHONE" SECTION ON PAGE 1 FOR ADDITIONAL INFORMATION.

XILINX, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being mailed to stockholders of Xilinx, Inc., a Delaware corporation ("Xilinx" or the "Company"), on or about June 17, 2005 in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, August 4, 2005 at 11:00 a.m., Pacific Daylight Time, at the Company's headquarters, located at 2050 Logic Drive, San Jose, California 95124, and any adjournment and postponement thereof.

The cost of preparing, assembling and mailing the notice of annual meeting of stockholders, proxy statement and form of proxy and the solicitation of proxies will be paid by us. We have retained the services of The Altman Group to assist in obtaining proxies from brokers and nominees of stockholders for the Annual Meeting of Stockholders. The estimated cost of such services is approximately $6,500 plus out-of-pocket expenses. Proxies may also be solicited in person or by telephone or electronically by Xilinx personnel who will not receive any additional compensation for such solicitation. We will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Voting

Each stockholder is entitled to one vote for each share of Xilinx common stock ("common stock") with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Record Date

Only stockholders of record at the close of business (5:00 p.m., Eastern Daylight Time) on June 6, 2005 (the "Record Date") are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. Stockholders of record will be entitled to one vote for each share of Common Stock held. For information regarding holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

Shares Outstanding

As of the close of business on May 16, 2005, there were 350,817,700 shares of Common Stock outstanding. The closing price of the Company's Common Stock on May 16, 2005, as reported by the NASDAQ national market was $27.05 per share.

Proxy Voting; Voting via the Internet and Telephone

Shares for which proxy cards are properly executed and returned or that are properly voted via the Internet or by telephone will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted "FOR" the election of each of the nominees to the Board named herein, "FOR" the approval of the amendment of the Company's 1990 Employee Qualified Stock Purchase Plan to increase the number of shares reserved for issuance thereunder, and "FOR" the ratification of Ernst & Young LLP, an independent registered public accounting firm, as the Company's external auditors for fiscal year 2006. Except as otherwise noticed herein, it is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of this proxy statement. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting.

Electronic Delivery of Xilinx Stockholder Communications

If you decide to vote via the Internet as described above, at that time, you will have the opportunity to elect to have all future stockholder communications delivered to you electronically. We encourage you to sign up for such electronic delivery as it conserves natural resources and reduces printing and mailing costs.

Householding

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission ("SEC") called "householding." Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Company's proxy materials unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please send your request to: Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124, Attn: Investor Relations, call Investor Relations at (800) 836-4002, or visit the Company's website at www.xilinx.com. You may also contact the Company if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the outstanding shares of Common Stock as of the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will determine whether or not a quorum is present. Shares that are voted "FOR," "AGAINST" or "WITHHELD" (abstentions) are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the record owners of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (the "Votes Cast") with respect to such matter. In the absence of instructions, shares represented by valid proxies shall be voted in accordance with the recommendations of the Board of Directors as shown on the proxy.

The inspector of elections will treat broker non-votes as present only for purposes of determining a quorum and not as Votes Cast. Broker non-votes occur when a stockholder owning Common Stock through a bank, brokerage or other nominee ("street name") does not provide voting instructions to the bank, brokerage firm or other custodian holding his/her shares and that person does not exercise discretion to vote those shares. Under the rules that govern brokers who are record owners of shares that are held in street name for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Proposal One (election of directors) and Proposal Three (ratification of external auditors) are routine matters. Proposal Two (amendment to the employee stock purchase plan) and Proposal Four (stockholder proposal regarding majority vote for directors) are non-routine matters.

Vote Required

With respect to the election of directors, the nine nominees receiving the highest number of votes at the meeting shall be elected as directors. Affirmative votes constituting a majority of the Votes Cast will be required to ratify and approve (i) an amendment to the Company's 1990 Employee Qualified Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 7,000,000 shares; (ii) the appointment of Ernst & Young LLP as external auditors for fiscal year 2006; and (iii) if properly presented at the annual meeting, a stockholder proposal requiring that directors be elected by majority vote. Abstentions will have the effect of a vote against approval of the amendment to the stock purchase plan, against the ratification of Ernst & Young LLP and against approval of the stockholder proposal requiring that directors be elected by majority vote. Broker non-votes will not have an affect either for or against any of the proposals.

Revocability of Proxies

A stockholder giving a proxy may revoke it at any time before it is voted by delivering to Thomas R. Lavelle, the Secretary of the Company, at 2050 Logic Drive, San Jose, California 95124, a written notice of revocation or a duly executed proxy bearing a later date, or by appearing at the meeting and voting in person. Attendance at the meeting will not, by itself, be sufficient to revoke a proxy. Accessing the webcast of the annual meeting will not, by itself, constitute attendance at the annual meeting and will not enable a stockholder to revoke his, her or its proxy using the Internet. Any stockholder owning Common Stock in street name wishing to revoke his/her voting instructions must contact the bank, brokerage firm or other custodian who holds his/her shares and by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's fiscal 2006 Annual Meeting of Stockholders must be received by the Company no later than February 18, 2006, and satisfy the other requirements set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in order to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.

Proxies solicited by the Company grant the proxy holders discretionary authority to vote on any matter raised at the meeting. If a stockholder intends to submit a proposal at the next meeting of stockholders that is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give notice to the Company no later than May 5, 2006. If a stockholder does not comply with the foregoing notice provision and does not also satisfy the requirements of Rule 14a-4 the under the Exchange Act, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the next annual meeting of stockholders.

In addition, the Company's Bylaws include advance notice provisions that require stockholders desiring to bring nominations or other business before an annual stockholders meeting to do so in accordance with the terms of the advance notice provisions regardless of whether the stockholder seeks to include such matters in the Company's Proxy Statement pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company regarding such nominations or other business and otherwise satisfy the requirements set forth in the Bylaws. If a stockholder fails to meet any of the applicable deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of nine directors is to be elected at the Annual Meeting. Pursuant to action by the Board's Nominating and Governance Committee, the Company is nominating the nine individuals named below, each of whom, with the exception of Mr. Patterson, is currently a director of the Company. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nine nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his or her successor has been elected and qualified.

Name of Nominee	Age	Principal Occupation	Director Since
Willem P. Roelandts	60	President, Chief Executive Officer and Chairman of the Board of Directors, Xilinx, Inc.	1996
John L. Doyle	73	Consultant, Chair of the Audit Committee of the Board of Directors, Xilinx, Inc.	1994
Jerald G. Fishman	59	President and CEO, Analog Devices, Inc.	2000
Philip T. Gianos	55	General Partner, InterWest Partners, Chair of the Compensation Committee of the Board of Directors, Xilinx, Inc.	1985
William G. Howard, Jr.	63	Consultant	1996
Harold E. Hughes, Jr.	59	President, Chief Executive Officer, Rambus, Inc.	2003
J. Michael Patterson	59	Consultant	—
Richard W. Sevcik	57	Executive Vice President and General Manager, Xilinx, Inc.	2000
Elizabeth W. Vanderslice	41	Chair of the Nominating and Governance Committee of the Board of Directors, Xilinx, Inc.	2000

Mr. Roelandts joined the Company in January 1996 as Chief Executive Officer and a member of the Company's Board of Directors. In April 1996, he was appointed to the additional position of President of the Company and assumed the role of Chairman of the Board of Directors on August 7, 2003 upon the retirement of Bernard V. Vonderschmitt. Prior to joining the Company, Mr. Roelandts served at Hewlett-Packard Company, a technology solutions provider, as Senior Vice President and General Manager of Computer Systems Organizations from August 1992 through January 1996 and as Vice President and General Manager of the Network Systems Group from December 1990 through August 1992. Mr. Roelandts joined the Board of Directors of Applied Materials, Inc. in March 2004.

Mr. Doyle joined the Company's Board of Directors in 1994. Mr. Doyle held numerous executive management positions at Hewlett-Packard Company from 1981 to 1993. Mr. Doyle is an independent consultant and serves as a director of Analog Devices, Inc.

Mr. Fishman has been President and Chief Executive Officer of Analog Devices, Inc., a semiconductor manufacturer, since November 1996. Mr. Fishman also serves as a director of Analog Devices, Inc. and Cognex Corporation.

Mr. Gianos has been a General Partner of InterWest Partners, a venture capital firm focused on information technology and life sciences, since August 1982. Prior to joining InterWest Partners, Mr. Gianos was with IBM Corporation for eight years in engineering management. He managed both chip design and systems integration for several IBM office automation products.

Dr. Howard has worked as an independent consultant for various semiconductor and microelectronics companies since December 1990. From October 1987 to December 1990, Dr. Howard was a senior fellow at the National Academy of Engineering conducting studies of technology management. Dr. Howard held various management positions at Motorola, Inc. between 1969 and 1987 including Senior Vice President and Director of Research and Development. Dr. Howard also serves as a director of BEI Technologies, Inc., Credence Systems Corporation and Ramtron International Corporation.

Mr. Hughes became CEO and President of Rambus, Inc., a memory and logic interface technology company, in January 2005. Mr. Hughes has served as a director of Rambus since 2003. Mr. Hughes was employed by Intel Corporation, a semiconductor manufacturer, from 1974 through 1997 where he held several positions including the roles of Chief Financial Officer (1989-1992) and Treasurer (1979-1986). From 1997 to 2000, Mr. Hughes founded and acted as CEO for Pandesic, LLC, a firm providing web-based SAP systems, which was sold to SAP AG. Mr. Hughes was an independent consultant from 2000 to 2005. He also serves as a director for Remec, Inc. and Berkeley Technology Ltd., formerly known as London Pacific Group. Mr. Hughes has announced his intention to resign from Remec, Inc. by the spring of 2006.

Mr. Patterson was employed by Pricewaterhouse Coopers (PWC) from 1970 to 2001. The positions he held during his 31-year career at PWC include chair of the national high tech practice, chair of the semiconductor tax practice, department chair for PWC's Silicon Valley tax practice and managing partner of PWC's Silicon Valley office. Mr. Patterson serves on boards of private companies and advises charitable organizations.

Mr. Sevcik joined the Company in April 1997 as Senior Vice President and General Manager. He was elected to the Board of Directors of the Company in 2000. Mr. Sevcik assumed his current position of Executive Vice President and General Manager in January 2004. Prior to joining the Company, Mr. Sevcik worked at Hewlett-Packard Company for ten years where, from 1994 through 1996, he served as Group General Manager of its Systems Technology Group and oversaw five divisions involved with product development for servers, workstations, operating systems, microprocessors, networking and security. In 1995, he was named Vice President at Hewlett-Packard.

Ms. Vanderslice served as a General Manager of Terra Lycos, Inc., an Internet access and interactive content provider, from July 1999 until July 2001. Prior to joining Terra Lycos, Ms. Vanderslice was a vice president of Wired Digital, Inc., an online services company, beginning in 1995 and served as its president and CEO from 1996 through June 1999 when she led its acquisition by Lycos. Prior to joining Wired Digital, Ms. Vanderslice served as a principal in the investment banking firm Sterling Payot Company and in 1994 became a vice president at H. W. Jesse & Co., a San Francisco investment banking and business strategy-consulting firm spun off from Sterling Payot.

There are no family relationships among the executive officers of the Company or the Board of Directors.

Required Vote

The nine nominees receiving the highest number of votes at the meeting shall be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
THE ELECTION OF THE DIRECTOR NOMINEES.

PROPOSAL TWO

AMENDMENT TO 1990 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

During the fiscal year ended April 2, 2005, the Company issued 1,631,388 shares of Common Stock under the Company's 1990 Employee Qualified Stock Purchase Plan (the "Employee Stock Purchase Plan"). As of April 2, 2005, 2,358,108 shares remain reserved for issuance under the Employee Stock Purchase Plan, not including the 7,000,000 additional shares that would be authorized if the amendment described below is approved.

Proposal

The Company has not requested an increase in the amount of shares reserved for issuance under the Employee Stock Purchase Plan since 1999. Under the current terms of the Employee Stock Purchase Plan, the Company has a 24-month offering period. A new offering period begins every six months, on August 1 and February 1. If the Company does not have a sufficient number of authorized shares in the Employee Stock Purchase Plan at the beginning of an offering period to cover the projected purchase commitments through the entire offering period, the Company may incur compensation charges related to each period in which there is a projected shortage of shares. The Board believes 7,000,000 shares are necessary to cover the Company's commitments through the offering periods during the 2005 calendar year and projected commitments for enrollment periods arising before the next annual meeting of stockholders.

On May 18, 2005, the Board of Directors adopted an amendment to the Employee Stock Purchase Plan to increase the authorized number of shares available for issuance under the Employee Stock Purchase Plan by 7,000,000. If this increase is approved by the stockholders, the total amount of shares remaining available for issuance under the Employee Stock Purchase Plan would be 9,358,108. The stockholders are being asked to approve this amendment to the Employee Stock Purchase Plan at the Annual Meeting.

The Board believes that participation by the Company's employees in the Employee Stock Purchase Plan promotes the success of the Company's business through broad-based equity ownership among the employees. The Board further believes that the Employee Stock Purchase Plan is an integral component of the Company's benefits program that is intended to provide employees with an incentive to exert maximum effort for the success of the Company and to participate in that success through acquisition of the Company's Common Stock.

Subject to eligibility requirements described below, most of the Company's approximately 3,050 employees are eligible to participate in the Employee Stock Purchase Plan. As of April 3, 2005, approximately 86% of the Company's employees were participating in the Employee Stock Purchase Plan.

Summary of the 1990 Employee Qualified Stock Purchase Plan

Except for the amendment to increase the authorized number of shares available for issuance under the Employee Stock Purchase Plan described above, no other change is being made to the Employee Stock Purchase Plan. A copy of the Employee Stock Purchase Plan can be obtained from us at no charge upon request. A summary of the material terms of the plan is set forth below.

Purpose.    The purpose of the Employee Stock Purchase Plan is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.

Administration.    The Employee Stock Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board. All questions of interpretation of the Employee Stock Purchase Plan are determined by the Board of Directors or its committee, whose decisions are final and binding upon all participants.

Eligibility.    Any person who is employed by the Company (or any designated subsidiary) for at least 20 hours per week and more than five months in a calendar year shall be eligible to participate in the Employee Stock Purchase Plan, provided that the employee is employed on a given enrollment date and subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Tax Code"). Eligible employees may become participants in the Employee Stock Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions on or before the first trading day of the applicable offering period, unless a later time for filing the subscription agreement has been set by the Board of Directors for all eligible employees with respect to a given offering period.

Offering Periods.    The Employee Stock Purchase Plan is implemented by consecutive 24-month offering periods with a new offering period commencing on the first day of February and August of each year. Each offering period consists of 24 months from the enrollment date. The Board of Directors may decrease the duration of any offering period without stockholder approval.

Purchase Price.    Within each offering period there are four, six-month exercise periods, at the end of which is the exercise date that occurs on or about January 31 and July 31. The purchase price of the shares offered under the Employee Stock Purchase Plan in a given exercise period is the lower of 85% of the fair market value of the Common Stock on the enrollment date or 85% of the fair market value of the Common Stock on the exercise date. The fair market value of the Common Stock on a given date is the closing sale price of the Common Stock for such date as reported by the NASDAQ National Market as of such date.

Payroll Deductions.    The purchase price for the shares is accumulated by payroll deductions during each offering period. The deductions elected may not exceed 15% nor fall beneath 2% of a participant's eligible compensation, which is defined in the Employee Stock Purchase Plan to include all regular straight time earnings and any payments for overtime, shift premium, profit sharing or other variable pay, incentive compensation, bonuses, commissions or other compensation for a given offering period. A participant cannot contribute more than $21,250 in any calendar year so that the employee does not exceed the fair market purchase value of $25,000. A participant may discontinue participating in the Employee Stock Purchase Plan, or may increase or decrease the rate of payroll deductions during the offering period. Payroll deductions commence on the first payday following the enrollment date and end on the last exercise date of the offering period unless sooner terminated as provided in the Employee Stock Purchase Plan.

Grant and Exercise of Option.    In general, the maximum number of shares placed under option to a participant in an exercise period is that number determined by dividing the amount of the participant's total payroll deductions to be accumulated prior to an exercise date by the lower of 85% of the fair market value of the Common Stock at the beginning of the offering period or on the exercise date. Unless a participant withdraws from the Employee Stock Purchase Plan, the participant's option for the purchase of shares is exercised automatically on each exercise date for the maximum number of whole shares at the applicable price.

No employee will be permitted to subscribe for shares under the Employee Stock Purchase Plan if, immediately after the grant of an option, the employee would own and/or hold options to own 5% or more of the voting securities of the Company nor shall an employee be granted an option which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

Automatic Transfer to Low Price Offering Period.    In the event that the fair market value of the Company's Common Stock is lower on an exercise date than on the enrollment date for the offering period, all participants shall be deemed to have withdrawn from the offering period after the exercise of their option on such exercise date and to have enrolled as participants in a new offering period which begins on or about the day following such exercise date. A participant may elect to remain in the previous offering period by filing a written statement declaring such election prior to the time of the automatic change to the new offering period.

Withdrawal; Termination of Employment.    A participant may withdraw all, but not less than all, payroll deductions credited to his or her account but not yet used to exercise an option under the Employee Stock Purchase Plan at any time by signing and delivering to the Company a notice of withdrawal from the Employee Stock Purchase Plan. Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant's interest in that offering period. The failure to remain in the continuous employ of the Company for at least 20 hours per week during an offering period will be deemed to be a withdrawal from that offering period.

Transferability.    No rights or accumulated payroll deductions of a participant under the Employee Stock Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or pursuant to the Employee Stock Purchase Plan) and any attempt to so assign or transfer may be treated by the Company as an election to withdraw from the Employee Stock Purchase Plan.

Adjustments Upon Changes in Capitalization.    In the event any change is made in the Company's capitalization pursuant to a stock split or stock dividend, appropriate adjustments will be made by the Board of Directors to the number of shares subject to purchase under the Employee Stock Purchase Plan and in the purchase price per share.

Amendment or Termination.    The Board of Directors may at any time and for any reason amend or terminate the Employee Stock Purchase Plan, except that (other than in limited circumstances set forth in the Employee Stock Purchase Plan) termination shall not affect options previously granted prior thereto under a prior offering period, and no amendment may make any change in any option previously granted. In addition, stockholder approval for any amendment must be obtained to the extent necessary to comply with Rule 16b-3 promulgated under the Exchange Act or Section 23 of the Tax Code. In any event, the Employee Stock Purchase Plan shall terminate in 2010.

Federal Tax Information

The Employee Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Tax Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the length of time the shares have been held by the participant. If the shares have been held by the participant for more than two years after the date of option grant, and more than one year from the date the shares are purchased by him or her, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the option price or (b) 15% of the fair market value of the shares on the first day of the offering period, will be treated as ordinary income. Any further gain upon such disposition will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on disposition over the purchase price will be short-term capital gain or loss. The Company is entitled to a deduction for amounts taxed as ordinary income reported by participants upon disposition of shares within two years from date of grant or one year from the date of acquisition.

The foregoing summary of the effect of federal income taxation upon the participant and the Company with respect to the purchase of shares under the 1990 Employee Qualified Stock Purchase Plan does not purport to be complete, and reference should be made to the applicable provisions of the Tax Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

Effect of New Accounting Pronouncements — Stock Option Expensing

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment: An Amendment of FASB Statements No. 123 and 95." SFAS 123(R) eliminates the ability to account for share-based compensation transactions using Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and will instead require companies to recognize compensation expense, using a fair-value based method, for costs related to share-based payments including stock options and employee stock purchase plans. Xilinx will be required to implement the standard no later than the quarter that begins April 2, 2006. This accounting treatment will apply to the equity issued under the Employee Qualified Stock Purchase Plan. The adoption of SFAS 123(R) will materially impact our results of operations.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The table below sets forth certain information as of fiscal year ended April 2, 2005 about the Company's common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans including the 1990 Qualified Employee Stock Purchase Plan (shares in thousands):

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Column A)
Equity Compensation Plans Approved by Security Holders
1988 Stock Option Plan	9,198	$10.20	0
1997 Stock Plan	51,135	$33.86	31,563	(2)
1990 Employee Qualified Stock Purchase Plan	N/A	N/A	2,358

Total-Approved Plans	60,333	$30.26	33,921

Equity Compensation Plans NOT Approved by Security Holders(1)
Supplemental Stock Option Plan(3)	9	$37.23	2,191

Total-All Plans	60,342	$30.26	36,112

(1)
In November 2000, the Company acquired RocketChips. Under the terms of the merger, the Company assumed all of the stock options previously issued to RocketChips' employees pursuant to four different stock option plans. A total of approximately 807 thousand options were assumed by the Company. Of this amount, a total of 301 thousand options, with an average weighted exercise price of $15.43, remained outstanding as of April 2, 2005. These options are excluded from the above table. All of the options assumed by the Company remain subject to the terms of the RocketChips' stock option plan under which they were issued. Subsequent to acquiring RocketChips, the Company has not made any grants or awards under any of the RocketChips' stock option plans and the Company has no intention to do so in the future.

(2)
This number includes additional shares that became available under a five-year evergreen program that was approved by stockholders in 1999. The final allotment of 13.6 million shares, approved by the Board on April 8, 2004, marked the end of the Company's five-year evergreen program.

(3)
Our Supplemental Stock Option Plan, which was not subject to stockholder approval, is intended to help us attract and retain outstanding individuals in order to promote the success of the Company's business. The plan permits stock options to be granted to employees and consultants of the Company, except that our officers and members of our Board of Directors may not be granted options under the plan. The number of shares that may be issued pursuant to options granted under the plan is 2.2 million, subject to adjustment for stock splits, stock dividends and certain other changes to the outstanding capital stock of the Company. Only non-qualified stock options may be granted under the plan (that is, options that do not entitle the optionee to special U.S. income tax treatment). The plan is administered by the Compensation Committee, which has broad discretion to set the terms of options (including the number of shares, exercise price, vesting conditions and terms of options), to determine to whom they will be granted, to interpret the plan and the option agreements and to take such other actions and make such other determinations as it determines necessary or advisable in the administration of the plan. Subject to the foregoing, options granted under the plan generally expire not later than 12 months after the optionee ceases to be an employee or consultant. Upon a merger of the Company with or into another company, or the sale of substantially all of the Company's assets, each option outstanding under the plan may be assumed or substituted with a similar option by the acquiring company, or the outstanding options will become exercisable in connection with the merger or sale. Our Board of Directors is authorized at any time to amend, alter, suspend or terminate the plan, but no such change may impair the rights of any option recipient under the plan without the written consent of the participant and the Company.

Required Vote

Affirmative votes constituting a majority of Votes Cast will be required to approve the amendment to the Company's 1990 Employee Qualified Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 7,000,000.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AN
AMENDMENT TO THE COMPANY'S 1990 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN TO
INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 7,000,000.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF EXTERNAL AUDITORS

The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of Xilinx for the fiscal year ending April 1, 2006 and recommends that stockholders vote for ratification of such appointment. Although we are not required to submit to a vote of the stockholders the ratification of the appointment of Ernst & Young LLP, the Company, the Board and the Audit Committee, as a matter of good corporate governance, have determined to ask the stockholders to ratify the appointment. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will take the vote under advisement in evaluating whether to retain Ernst & Young LLP.

Representatives of Ernst & Young LLP attend meetings of the Audit Committee of the Board of Directors including executive sessions of the Audit Committee at which no members of Xilinx management are present. Ernst & Young LLP has audited the Company's financial statements for each fiscal year since the fiscal year ended March 31, 1984. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. In addition, they will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young LLP

The following table shows the fees billed or to be billed for audit and other services provided by Ernst & Young LLP for fiscal years 2005 and 2004.

	2005	2004
Audit Fees	$2,799,000	$814,000
Audit Related Fees	10,000	97,000
Tax Fees	91,000	141,000
All Other Fees	—	21,000

Total	$2,900,000	$1,073,000

Audit Fees.    This category includes fees for the audit of the Company's annual financial statements and for the review of the Company's interim financial statements on Form 10-Q. Audit fees for fiscal 2005 increased significantly over fiscal 2004 because of services in connection with auditing of the Company's internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on any audit and accounting matters that arose during the annual audit, the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

Audit Related Fees.    This category consists of assurance and related services that are reasonably related to the performance of the annual audit or interim financial statement review and are not reported under "Audit Fees." The services for fees disclosed in this category include accounting consultations, and, in fiscal year 2004, due diligence related to an acquisition, and review of preliminary Sarbanes-Oxley Section 404 implementation efforts.

Tax Fees.    This category consists of fees for tax compliance, tax audit and tax consulting services.

All Other Fees.    This category consists of fees, in fiscal year 2004, for general corporate compliance services and tax matter lobbying.

Audit Committee's Pre-approval Policy and Procedures

During fiscal 2004, the Audit Committee of our Board of Directors adopted policies and procedures for approval of financial audit, non-financial audit and tax consulting work performed by Ernst & Young LLP.

The policy of the Audit Committee is that any and all services to be provided to the Company by Ernst & Young LLP are subject to pre-approval. The Audit Committee preapproves statutory and annual audit fees, quarterly reviews and tax compliance fees at the beginning of the fiscal year. In its review of non-financial audit and tax consulting services, the Audit Committee considers whether the provision of such services are consistent with SEC guidance, that the service facilitates the performance of the financial audit, improves the Company's financial reporting process, or is otherwise in the public interest and compatible with maintaining Ernst & Young LLP's independence.

The Company did not waive its pre-approval policies and procedures during the fiscal year ended April 2, 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF
ERNST & YOUNG LLP AS THE COMPANY'S EXTERNAL AUDITORS FOR FISCAL YEAR 2006.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL REGARDING THE
VOTING STANDARD FOR ELECTION OF DIRECTORS

The United Brotherhood of Carpenters Pension Fund ("Carpenters Pension Fund"), whose address is 101 Constitution Ave., N.W., Washington, DC 20001, is the holder of 5,700 shares of the Company's common stock and has submitted a stockholder proposal and requested that it be included, along with the Carpenters Pension Fund's supporting statement, in this Proxy Statement. The Company's Board of Directors accepts no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below. For the reasons set forth following recitation of the Carpenters Pension Fund's proposal, the Board makes no recommendation regarding this Proposal Four.

Carpenters Pension Fund's Proposal:

Director Election Majority Vote Standard Proposal

  Resolved:    That the shareholders of Xilinx Inc. ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

  Supporting Statement:    Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company's certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216.) Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors "shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors."

  Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the board to initiate a change in the Company's director election vote standard. Specifically, this shareholder proposal urges that the board of directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company's current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the board.

  Under the Company's current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are "withheld" from that director nominee. So even if 99.99% of the shares "withhold" authority to vote for a candidate or all of the candidates, a 0.01% "for" vote results in the candidate's election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the board.

  It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company's governance and the board. Our proposal is not intended to limit the judgment of the board in crafting the requested governance change. For instance, the board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in a contested election.

We urge your support of this important director election reform.

Xilinx's Statement of No Recommendation

The Board of Directors makes no recommendation with respect to the stockholder proposal regarding election of directors by a majority vote.

The Board of Directors has carefully considered the proposal submitted by the Carpenters Pension Fund. The Board believes that the proposal from the Carpenters Pension Fund is prematurely presented and the implications and application of the proposal warrant further and more in-depth review. The Board is aware that about 80 companies have received a similar proposal. From among these recipients 13 well-respected companies representing a variety of industries and interests have formed a working group with the Carpenters Pension Fund and others to study and discuss this proposal. The Board is also aware that the American Bar Association ("ABA") has formed a task force to study changing the standard for electing directors in its Model Business Corporation Act. The Company is incorporated in Delaware and, although Delaware state law does not follow this act, the ABA task force is headed by former Delaware Supreme Court Justice E. Norman Veasey. The Board believes that consideration of this proposal is premature until after these groups and legal experts, together with the stockholders, have had the opportunity to develop and discuss all the ramifications of the proposal and communicate their respective findings.

Among the issues underlying the Board's conclusion that the proposal requires further study before being presented to stockholders for a vote are the following:

  •
  If an incumbent director does not receive majority vote, the individual is not removed from the Board. Under Delaware law and our bylaws, this individual is not removed until a successor is elected;

  •
  The majority vote standard could increase the cost of soliciting proxies;

  •
  We may have a harder time attracting quality directors if the candidates believe their election could become a political battle;

  •
  Depending upon the role of an individual on the Board and its committees, failure to receive majority vote may cause the Company to not comply with NASDAQ listing requirements; and

  •
  The proposal does not provide a clear process to address the outcome of a contested election or in a situation where no nominee receives a majority of the votes casts.

Plurality voting is the standard method for electing directors under Delaware state law. Regardless, we have an excellent history of electing a strong and independent Board by strong majorities. Consequently, changing from the Company's plurality voting requirement to the proposed voting requirement would have had no effect on the outcome of our election process during the past three years. If the groups studying the implications of moving to majority standard recommend a change in voting standard, the Board will consider such recommendations and guidelines.

Until there is greater clarity regarding the advantages and disadvantages of electing directors based upon majority voting and resolving the issues raised, the Board is not taking a final position on majority voting for directors and is not recommending how stockholders should vote on this stockholder proposal. The Board will give great weight to any such recommendation in determining whether and how to implement changes to the voting standard for the benefit of Xilinx and the stockholders.

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO THE
PROPOSAL REGARDING THE VOTING STANDARD FOR ELECTION OF DIRECTORS.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company held a total of six meetings during the fiscal year ended April 2, 2005. All directors are expected to attend each meeting of the Board and the committees on which he or she serves, and are also expected to attend the Annual Meeting of Stockholders. All directors attended the 2004 Annual Meeting of Stockholders. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors or its committees on which such director served during the fiscal year. The Board of Directors has changed the format of its meetings which has led to a change in scheduling frequency. The Board will hold four pre-scheduled meetings per fiscal year.

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. Each director serving on these Committees is "independent" in accordance with NASDAQ Stock Market Marketplace Rule 4200(a)(15) and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors and its Committees have authority to engage independent advisors and consultants and have used such services. Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, is subject to charters approved by the Board, which are posted on the investor relations page of the Company's website at www.investor.xilinx.com.

The Audit Committee, which currently consists of John L. Doyle, Harold E. Hughes, Jr. and Elizabeth W. Vanderslice, met six times during fiscal year 2005. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to the stockholders relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. The Board has determined that each Audit Committee member is able to read and understand fundamental financial statements as required by the corporate governance listing standards of NASDAQ. The Audit Committee operates in accordance with a written charter adopted by the Board, which complies with NASDAQ and SEC listing standards.

In addition to each of the members of the Audit Committee being independent, the Board of Directors has determined that at least one member of the Committee — Harold E. Hughes, Jr. — qualifies as an "audit committee financial expert" as defined by SEC rules. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Hughes's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Hughes, any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

The Compensation Committee, which currently consists of Philip T. Gianos, Jerald G. Fishman and William G. Howard, Jr., met six times during fiscal year 2005. The Compensation Committee has responsibility for establishing the compensation policies of the Company. The Committee determines the compensation of the Company's Board of Directors and its CEO and other executive officers and has exclusive authority to grant options to executive officers under the 1997 Stock Plan. The CEO is not present during the Committee's deliberations and voting on CEO compensation, but may be present during voting and deliberations related to compensation of other executive officers.

The Nominating and Governance Committee, which currently consists of Elizabeth W. Vanderslice, Jerald G. Fishman and William G. Howard, Jr. met four times during fiscal year 2005. The Nominating and Governance Committee has responsibility for nominating individuals to serve as members of the Board of Directors, and to establish policies affecting corporate governance. The Nominating and Governance Committee, among other things, determines the size and composition of the Company's Board of Directors and nominates directors and executive officers for election. The Board believes in bringing a diversity of cultural backgrounds and viewpoints to the Board and desires that its directors and nominees possess critical skills in the areas of semiconductor design and marketing, manufacturing, systems, software and finance. These factors, and any other qualifications considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Governance Committee may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a director or nominee must possess. The Board remains apprised of qualified individuals who may be considered as board candidates in the future.

As necessary and as part of its annual evaluation of current Board members, the Nominating and Governance Committee considers the skills and viewpoints previously mentioned as desirable director qualifications, any job changes, the amount of time each director spends on Xilinx matters and to what extent, if any, other commitments the directors may have outside of Xilinx impact the director's service to Xilinx. In connection with its evaluation of Board composition, the Nominating and Governance Committee also considers rotating directors' positions on the Board Committees.

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In fiscal year 2005, the Company did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Governance Committee will consider candidates proposed by stockholders using the same process it uses for a candidate recommended by a member of the Board, an employee, or a search firm, should one be engaged. A stockholder seeking to recommend a prospective nominee for the Committee's consideration should submit the candidate's name and qualifications by mail addressed to the Corporate Secretary, Thomas R. Lavelle, Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124, sent by email to corporate.secretary@xilinx.com, or faxed to the Corporate Secretary at (408) 377-6137.

BOARD OF DIRECTORS — PRINCIPLES OF CORPORATE GOVERNANCE

Overview

The Company and its Board of Directors, through its Nominating and Governance Committee, regularly review and evaluate the Company's corporate governance principles and practices. The Board's governance guidelines, the charters for each of the Board's Committees, and each of the Company's Code of Conduct and the Directors' Code of Ethics are posted on the investor relations page of the Company's website at www.investor.xilinx.com. Printed copies of these documents are also available to stockholders upon written request addressed to Corporate Secretary, Thomas R. Lavelle, Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124 or by email at corporate.secretary@xilinx.com.

Board Composition and Governance

The Board believes there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management as directors, including the Chief Executive Officer. With the exception of Mr. Roelandts and Mr. Sevcik, each of the Company's directors qualifies as "independent" in accordance with NASDAQ Stock Market Marketplace Rule 4200(a)(15) and Rule 10A-3 of the Securities Exchange Act of 1934. Independent directors are given an opportunity to meet outside the presence of members of management, and hold such meetings regularly.

All directors are elected annually at the annual stockholder meeting.

The Board has adopted and implemented a self-evaluation process and has made changes in Board meeting procedures based on feedback from the process.

Lead Independent Director

It is the written policy of the Board of Directors that if the Chairman is also the Chief Executive Officer of the Company, the Board will designate an independent director to serve as Lead Independent Director, who is responsible for coordinating the activities of the independent directors, as well as other duties, including chairing meetings among the independent directors. When Mr. Roelandts became the Chairman of the Xilinx Board of Directors on August 7, 2003, Jerald G. Fishman assumed the role of Lead Independent Director. The Nominating and Governance Committee of the Board of Directors reviews the position of Lead Independent Director and identifies the director who serves as Lead Independent Director.

Director Retirement Policy

The Board has adopted a mandatory retirement policy for directors, under which directors may not stand for re-election to the Board after age 75.

CEO Succession

The Board of Directors has addressed the issue of succession of the Chief Executive Officer, and is committed to regularly reviewing its policy.

Internal Audit

The Company's Internal Audit function reports to the Audit Committee of the Board and administratively to the Company's Chief Financial Officer.

Codes of Conduct and Ethics

The Company has adopted a Code of Conduct applicable to the Company's directors and employees, including the Company's Chief Executive Officer, Chief Financial Officer and its principal accounting personnel. The Code of Conduct includes protections for employees who report violations of the Code of Conduct and other improprieties and includes an anonymous reporting process to provide employees with an additional channel to report any perceived violations. The Board receives notification of violations reported through the anonymous reporting process from the appropriate Committee chairperson.

The Audit Committee has approved the adoption of the Financial Executives International Code of Financial Ethics by the Company's finance managers which supplements the employee Code of Conduct.

The Board of Directors has adopted a separate Code of Ethics pertaining particularly to the Board which covers topics including insider trading, conflicts of interests, financial reporting and compliance with other laws.

A waiver of any violation of the Code of Conduct by an executive officer or director and a waiver of any violation of the Directors' Code of Ethics may only be made by the Board or its Nominating and Governance Committee. The Company will post any such waivers on its website under the Corporate Governance page of www.investor.xilinx.com. No waivers were requested or granted in the past year.

Stockholder Value

The Board of Directors is cognizant of the interests of the stockholders and accordingly has adopted the following provisions:

  •
  All employee stock plans are submitted to the stockholders for approval prior to adoption;

  •
  The Company has an existing agreement under which there will be no repricing of stock options without obtaining the approval of the stockholders; and

  •
  The Company has an agreement that dilution under its stock plans for employees will not exceed 3%.

Stockholder Communications to the Board

Stockholders may initiate any communication with the Board of Directors in writing and send them addressed in care of the Company's Corporate Secretary, Thomas R. Lavelle, at Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124, sent by e-mail to corporate.secretary@xilinx.com, or faxed to the Corporate Secretary at (408) 377-6137. The name of any specific intended recipient, group or committee should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, and as necessary for follow up at the Board's direction, correspondence may be forwarded elsewhere in the Company for review and possible response. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner.

COMPENSATION OF DIRECTORS

The Company pays each of its non-employee directors $30,000 per year for service as a director. Chairpersons of the Compensation and Nominating and Governance Committees receive an additional $10,000 per year and the Chairperson of the Audit Committee receives an additional $15,000 per year. Members of the Compensation and Nominating and Governance Committees receive an additional $3,000 per year and the members of the Audit Committee receive an additional $5,000 per year. The Lead Independent Director also receives an additional $10,000 per year. All payments are made on a quarterly basis.

The Company's 1997 Stock Plan currently provides for an automatic grant of nonqualified options to non-employee directors of the Company. Each eligible non-employee director is granted an initial option to purchase 36,000 shares of Common Stock on the date of the director's first meeting after becoming a director and an additional option to purchase 12,000 shares of Common Stock on an annual basis thereafter. Director options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and currently vest over four years.

Directors who are actively employed as executives by the Company receive no additional compensation for their service as directors. Mr. Roelandts and Mr. Sevcik are the only employee directors of the Company.

EXECUTIVE COMPENSATION

In addition to the information we are required to disclose by the Rules and Regulations of the SEC, we have voluntarily included additional disclosures in this section with respect to our equity based compensation plans so that the investors can make a more informed decision when deciding how to vote their proxies.

Summary Compensation Table

The following table sets forth compensation paid for services to the Company in all capacities during the last three fiscal years to (i) the Company's Chief Executive Officer, and (ii) the four other most highly compensated individuals who were serving as executive officers of the Company at the end of the Company's fiscal year ended April 2, 2005 (collectively, the "Named Executive Officers"). Any perquisites paid to the Named Executive Officers are specifically disclosed in the footnotes below.

	Annual Compensation					Long-Term Compensation Awards(2)
Name and Principal Position	Fiscal Year	Salary($)		Bonus($)(1)		Options(#)			All Other Compensation ($)(6)
Willem P. Roelandts, President, Chief Executive Officer and Chairman of the Board of Directors	2005 2004 2003	$ $ $	715,500 715,500 715,500	$ $ $	336,286 391,013 408,902		0 300,000 300,000	(3) (4)	$ $ $	5,065 37,746 6,756
Kris Chellam, Senior Vice President, Finance and Chief Financial Officer	2005 2004 2003	$ $ $	349,539 314,923 345,000	$ $ $	140,157 147,753 169,740	$ $	0 100,000 100,000	(3) (4)	$ $ $	26,225 58,885 7,145	(7) (8)
Steven D. Haynes, Senior Vice President, Worldwide Sales and Services	2005 2004 2003	$ $ $	315,000 315,000 315,000	$ $ $	126,788 123,638 129,938		0 100,000 100,000	(3) (4)	$ $ $	5,065 37,746 6,756	(9)
Thomas R. Lavelle, Vice President, General Counsel and Secretary	2005 2004 2003	$ $ $	278,000 270,000 270,000	$ $ $	91,740 105,975 108,675		0 50,000 45,000	(3) (4)	$ $ $	5,162 37,735 7,781
Richard W. Sevcik, Executive Vice President and General Manager	2005 2004 2003	$ $ $	465,000 465,000 465,000	$ $ $	202,277 222,968 228,780		0 150,000 150,000	(5) (4)	$ $ $	5,065 37,746 6,756

(1)
Represents management incentives earned in fiscal years 2005, 2004 and 2003 for achievement of corporate and individual objectives.

(2)
The Company has not granted any stock appreciation rights or restricted stock awards and does not have any Long-Term Incentive Plans as that term is defined in regulations promulgated by the SEC. The Company did not grant any options as part of its annual focal review process to any of its employees during the fiscal year ended April 2, 2005. Options granted to employees as part of the annual focal review process in calendar year 2005 will be effective as of the first working day of the second fiscal quarter (i.e., July 5, 2005).

(3)
Represents options granted on April 5, 2004 based on anticipated contributions by the employee.

(4)
Represents options granted on April 1, 2003 based on anticipated contributions by the employee.

(5)
Represents options granted on April 5, 2004 based on anticipated contributions by the employee and options granted on February 18, 2004 for promotion to Executive Vice President.

(6)
Includes (i) employer contributions under our 401(k) plan, (ii) the market value of shares purchased pursuant to the 1990 Employee Qualified Stock Purchase Plan on the date of such purchase, minus the purchase price of such shares under the 1990 Employee Qualified Stock Purchase Plan, and (iii) any other compensation required for disclosure by SEC regulations.

(7)
Also includes a distribution of $21,160 in deferred compensation.

(8)
Also includes a distribution of $21,139 in deferred compensation.

(9)
In addition to the amounts reflected in the table, Mr. Haynes also received a car allowance of $7,200 which amount is not required to be disclosed in the table but is voluntarily provided by Xilinx.

Option Grants in Last Fiscal Year

In prior years, we have conducted the employee's annual performance and compensation reviews (the "Focal Review Period") to be effective on or about April 1 of each year. We regularly reported any option grants associated with the Focal Review Period in the proxy statement that was filed shortly thereafter, regardless of whether the grant date technically fell within the fiscal year being reported. For instance, options granted in connection with the Focal Review Period in calendar year 2004 were reported in the proxy statement for fiscal year ended April 3, 2004. Effective beginning in fiscal year 2006, we have moved the effective date for the Focal Review Period to July 1. Because the new Focal Review Period falls after the filing of this proxy statement, this proxy statement will not include any stock options granted in the prior year other than such grants that may have been given on an individual and discretionary award basis throughout the year. Any options granted for Focal Review Period occurring during fiscal year 2006, will be included in next year's proxy statement.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Options

The following table sets forth, as to the Named Executive Officers, certain information concerning exercise of options during the fiscal year ended April 2, 2005, and the year-end value of unexercised options:

			Number of Securities Underlying Unexercised Options at April 2, 2005(#)
					Value of Unexercised In-the-Money Options at April 2, 2005($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Willem P. Roelandts	924,225	$20,844,751	2,886,453	443,842	$30,763,530	$793,500
Kris Chellam	75,000	$1,425,553	655,701	150,508	$6,784,315	$264,500
Steven D. Haynes	0	0	183,488	148,008	$200,337	$264,500
Thomas R. Lavelle	0	0	339,447	71,967	$119,561	$119,025
Richard W. Sevcik	50,000	$992,310	1,200,467	224,050	$13,165,650	$396,750

(1)
Calculated by determining the difference between the fair market value of the Securities underlying the options at April 1, 2005 ($28.78 per share) and the exercise price of the options.

Employee and Executive Option Grants for Fiscal Years 2005, 2004 and 2003

Our stock option program is a broad-based, long-term retention program that is intended to attract and retain talented employees and align stockholder and employee interests. All of our employees participate in at least one of our stock option plans.

We did not grant any options associated with the Focal Review Period to any employees during the fiscal year ended April 2, 2005. Some employees received discretionary option awards throughout the fiscal year.

Beginning July 2005, any options granted to employees as part of the annual Focal Review Period will be granted on the first working day of the second fiscal quarter of that year.

The following table sets forth option grants to employees and Named Executive Officers (as defined below) during the last three fiscal years ended April 2, 2005.

	2005	2004	2003
Net grants during the year as a % of outstanding shares	2.4%	2.0%	1.4%
Grants to Named Executive Officers during the year as a % of total options granted	0	7.2%	8.0%
Grants to Named Executive Officers during the year as a % of outstanding shares	0	0.2%	0.1%
Cumulative options held by Named Executive Officers as a % of total outstanding options	10.4%	11.5%	13.8%

The following table sets forth information relating to In-the-Money and Out-of-the-Money Option information for all option grants of the Company outstanding as of the end of fiscal year 2005:

In-the-Money and Out-of-the-Money Option Information
As of the End of Fiscal Year 2005

(shares in thousands)	Exercisable Shares	Unexercisable Shares	Total Shares	Weighted Average Exercise Price
In-the-Money(1)	25,020	5,480	30,500	$16.84
Out-of-the-Money(1)	20,424	9,719	30,143	$43.68

Total Options Outstanding	45,444	15,199	60,643	$30.18

(1)
Out-of the-money options are those options with an exercise price equal to or above the closing price of $28.78 per share on April 1, 2005.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Common Stock of the Company as of May 16, 2005, except as noted below, by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. The Company believes that each of the beneficial owners of the Common Stock listed below, based on information furnished by such beneficial owners, has sole voting power and investment power with respect to such shares, except as otherwise set forth in the footnotes below and subject to applicable community property laws.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Greater than 5% Stockholders
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	40,184,880	(1)	11.5%
The TCW Group Inc. 865 South Figueroa Street Los Angeles, CA 90017	30,086,372	(2)	8.6%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	18,856,779	(3)	5.4%
Directors
Willem P. Roelandts	3,029,752	(4)	*
John L. Doyle	267,052	(5)	*
Jerald G. Fishman	95,045	(6)	*
Philip T. Gianos	150,744	(7)	*
William G. Howard, Jr.	408,045	(8)	*
Harold E. Hughes, Jr.	60,000	(9)	*
Richard W. Sevcik	1,434,828	(10)	*
Elizabeth W. Vanderslice	85,273	(11)	*
Named Executive Officers
Kris Chellam	860,104	(12)	*
Steven D. Haynes	346,867	(13)	*
Thomas R. Lavelle	417,396	(14)	*
All directors and executive officers as a group (11 persons)	7,155,106	(15)	2.0%

*
Less than 1%

(1)
Based on information contained in an amendment to Schedule 13G, reflecting stock ownership information as of December 31, 2004, which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended ("Section 13"), on February 14, 2005.

(2)
Based on information contained in an amendment to Schedule 13G, reflecting stock ownership information as of December 31, 2004, which was filed by this stockholder pursuant to Section 13, on February 14, 2005.

(3)
Based on information contained in a Schedule 13G, reflecting stock ownership information as of December 31, 2004, which was filed by this stockholder pursuant to Section 13, on February 14, 2005.

(4)
Includes options to purchase 2,852,112 shares of Common Stock exercisable within 60 days from May 16, 2005. Mr. Roelandts is President, Chief Executive Officer and Chairman of the Board of Directors of the Company in addition to being a director.

(5)
Includes options to purchase 240,052 shares of Common Stock exercisable within 60 days from May 16, 2005 and 3,000 shares held by the Doyle Family Trust.

(6)
Includes options to purchase71,045 shares of Common Stock exercisable within 60 days from May 16, 2005.

(7)
Includes options to purchase 64,052 shares of Common Stock exercisable within 60 days from May 16, 2005 and 40 shares held by Mr. Gianos's son.

(8)
Includes options to purchase 384,045 shares of Common Stock exercisable within 60 days from May 16, 2005.

(9)
Includes options to purchase 24,750 shares of Common Stock exercisable within 60 days from May 16, 2005.

(10)
Includes options to purchase 1,232,168 shares of Common Stock exercisable within 60 days from May 16, 2005.

(11)
Includes options to purchase 61,045 shares of Common Stock exercisable within 60 days from May 16, 2005 and 228 shares held in joint ownership.

(12)
Includes options to purchase 676,984 shares of Common Stock exercisable within 60 days from May 16, 2005, 41,199 shares of Common Stock held by the Chellam Family Trust, 8,000 shares of Common Stock held by a Family Corporation, 1,025 shares of Common Stock held by Mr. Chellam's immediate family and 1,000 shares of Common Stock held by Mr. Chellam's mother-in-law.

(13)
Includes options to purchase 204,146 shares of Common Stock exercisable within 60 days from May 16, 2005, and 15,371 shares held in a joint trust.

(14)
Includes options to purchase 350,002 shares of Common Stock exercisable within 60 days from May 16, 2005.

(15)
Includes options held by executive officers and directors of the Company to purchase an aggregate of 6,160,401 shares of Common Stock exercisable within 60 days from May 16, 2005.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

On January 11, 1996, the Company entered into a letter agreement with Willem P. Roelandts, its current President, Chief Executive Officer and Chairman of the Board, relating to terms of his employment, his initial level of compensation and payment of certain compensation in the event of his termination from the Company under certain circumstances. The agreement provided for initial base compensation of $41,667 per month, a target bonus equal to 60% of base salary and the grant of options to purchase 3,200,000 shares of Common Stock, exercisable at $7.95 per share and vesting over a five-year period. The letter agreement provides that in the event that Mr. Roelandts voluntarily terminates his employment with the Company or is terminated for cause, he will not be eligible to receive any severance payments. The letter agreement also provides that if Mr. Roelandts is terminated without cause within one year of a change in control of the Company, he would receive two years' base pay, two years' target bonus, two years' medical and dental insurance and full vesting of all previously unvested stock options.

Retirement Benefits

On December 3, 1997, the Board of Directors approved a discretionary program enabling it to provide for the acceleration of the vesting by one year of options held by an officer in the event of the voluntary resignation by such officer at or after attaining the age of fifty-five (55) with at least five year's service as an officer of the Company. Such acceleration of the vesting of options is subject to certain restrictions and conditions as determined by the Board of Directors.

The Company offers continuing health benefits to retiring executive officers who have attained at least the age of fifty-five (55) and who have served as an officer of the Company for at least five years. The benefits include medical and dental coverage for the retiring executive and his or her spouse until the executive reaches age sixty-five (65) or becomes eligible for another benefit plan, whichever is earlier. The retiring executive remains responsible for the individual's portion of the insurance premium.

Change in Control Arrangements

  1997 Stock Plan

  Merger or Consolidation

In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option granted under our 1997 Stock Plan shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option the optionee shall fully vest in and have the right to exercise the option as to all of the options including options which would not otherwise be vested or exercisable. If an option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the optionee would be fully vested and would have the right to exercise the option(s) for a period of thirty (30) days. If not exercised within said thirty-day period, the option right would terminate upon the expiration of such period.

  Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, the Administrator in its discretion may provide for an optionee to have the right to exercise his or her option until ten days prior to such transaction as to all of the options covered thereby, including shares as to which the options would not otherwise be exercisable. To the extent it has not been previously exercised, an option would terminate immediately prior to the consummation of such proposed action.

  Changes in Capitalization

Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding option, and the number of shares of Common Stock which have been authorized for issuance under the 1997 Stock Plan but as to which no options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an option, as well as the price per share of Common Stock covered by each such outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. It assists the Board of Directors in fulfilling its oversight responsibilities to the stockholders relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company's financial statements and implementation of the reporting process including the systems of internal controls and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. In accordance with the law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company's independent auditors.

The Company's external auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of the Company's audited financial statements to generally accepted accounting principles in the United States, management's assessment of the effectiveness of the Company's internal control over financial reporting, and the effectiveness of the Company's internal control over financial reporting. In carrying out its responsibilities, the Audit Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company and has the power to retain outside counsel or other experts for this purpose. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for the fiscal year ended April 2, 2005 with management and Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP, matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP, required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), and has discussed with them their independence from the Company and its management.

The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of the Company's internal control over financial reporting as of April 2, 2005, which it made using the criteria set forth by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in Internal Control-Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young LLP its attestation report on management's assessment of internal control over financial reporting and its audit of and report on the Company's internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended April 2, 2005.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Xilinx's Annual Report on Form 10-K for the fiscal year ended April 2, 2005 for filing with the SEC.

Audit Committee of the Board of Directors — John L. Doyle, Chairman — Harold E. Hughes, Jr. — Elizabeth Vanderslice

The foregoing Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Xilinx under the Securities Act of 1933, as amended, referred to as the Securities Act, or under the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS FOR FISCAL YEAR 2005

Overview

The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, determines the specific compensation levels for senior management and administers the bonus programs adopted in October 2002 (Pay for Xilinx Performance ("PXP") and Profit Sharing), the 1990 Employee Qualified Stock Purchase Plan, the 1997 Stock Plan and the Deferred Compensation Plan.

The Compensation Committee is comprised of independent, non-employee directors who have no interlocking relationships as defined by the SEC. The Compensation Committee met six (6) times last year, regularly reviewing compensation practices, types and levels of compensation. Working with compensation consultants, the Compensation Committee reviews independent compensation data such as public company proxy statements and the Radford Management Survey in setting executive compensation. The companies whose proxies and other publicly available materials the Compensation Committee reviews in the course of setting executive compensation levels satisfy all or some of the following criteria: they are in similar industries as the Company; they are of roughly similar size (as measured by revenues and aggregate market capitalization) as the Company; they have similar growth expectations as the Company; or they are other companies against whom Xilinx competes for talent.

Compensation Philosophy

The Company's compensation philosophy is built upon four fundamental principles: align compensation with performance; align interests of employees and stockholders; attract and retain excellent talent at all levels; and apply the same principles to all levels of employees. Consistent with our "pay as you go" philosophy, compensation under our bonus programs varies with company performance. Quarterly payments increase if Xilinx beats its financial targets. Less is paid if we fall short of our targets. If the Company does not achieve a minimum profit margin target, nothing is paid under the bonus programs, even if the Company may have met or exceeded its revenue targets. The maximum payout under PXP and Xilinx's Profit Sharing Plan is limited to 10% of Xilinx's operating profit in any given quarter.

Executive Compensation

  Base Salary

Base salaries for the Company's executive officers are reviewed and adjusted on an annual basis. In determining compensation for the Company's executive officers for the 2005 fiscal year, the Compensation Committee considered a number of factors. In the case of all executive officers of the Company, determination of base salary was based on a number of criteria, including the individual officer's performance level during the prior year, the officer's base compensation level during the prior year, individual achievements of that officer and base salary paid to officers in comparable positions at companies in Xilinx's industry and of comparable size. Determination of base salary is not made in accordance with a strict formula which measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges following statistical analysis and subjective policies and practices, including an overall review of the foregoing factors, all of which are considered when making the determination of base salary.

  Bonus Compensation

Our executive officers participate in the PXP program for bonus compensation. Officers do not participate in Profit Sharing. PXP pay targets for executive officers range from 50% to 70% of their individual base pay. The Chief Executive Officer's target is 70%. PXP compensation is based upon three components which are weighted as follows: operating profit margin (40%), actual revenue versus goal set at the beginning of the quarter (40%), and a strategic objective (20%). Operating profit and revenue performance are determined after each quarter's earnings release to the public. The operating profit and revenue components are subject to a multiplier that reduces or increases that component of PXP, depending upon performance results, and may result in participants receiving less than or more than their target percentages. The operating profit multiplier increases no more than 0.2 for each percentage point above target. The revenue multiplier increases no more than 0.15 for each five percentage points of revenue performance above Xilinx's goal set at the beginning of the quarter.

The strategic objective component (20% of executive PXP target) is an annual goal tied to key corporate initiatives such as quality, customer satisfaction and market segment share. Individual performance is not considered. This annual objective is proposed by the Chief Executive Officer and approved by the Compensation Committee. It is evaluated at the end of our fiscal year. If the strategic objective is not achieved, nothing is paid for this part of PXP. If the objective is achieved, the operating profit multiplier applicable to the fiscal year's profitability is applied to this component of PXP.

  Stock Options

The Compensation Committee's determination with respect to stock option grants to executive officers for fiscal year 2005 (reported in our proxy statement for fiscal year 2004) was based on future anticipated contributions by the individual and corporate performance. Determination of option grant amounts is not made in accordance with a strict formula which measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges following statistical analysis and subjective policies and practices, including an overall review of both individual and corporate performance and the value of stock option grants of comparable officers at comparable companies. There are no stock option grants to executive officers reported in this proxy statement because these were included in last year's proxy statement. Please see the section below titled "Focal Review Period Changes" for a detailed description of how a change in our annual review process affected the option and compensation information reported in this proxy statement.

Competitive Levels of Compensation

The Company is committed to providing a compensation program that helps to attract and retain the people necessary to achieve its objectives. The Company generally applies its compensation philosophy worldwide, in accordance with local law. In fiscal year 2005, employee compensation was made up of three primary components: salary, stock options and bonuses. To ensure that this program is competitive, the Company periodically reviews the compensation practices of other companies in similar industries in connection with external consultants. The Company believes that its compensation practices are competitive and compensation levels are near the median of industry compensation levels.

Focal Review Period Changes

The Company believes that all employees should understand the performance evaluation and compensation administration processes and endeavors to make such processes fully comprehensible to them. In past years the Company has conducted its annual review of employee performance and compensation (hereinafter, the "Focal Review Period") to be effective on or about April 1. The Company regularly reported any option grants associated with the Focal Review Period in the proxy statement that was filed shortly thereafter, regardless of whether the grant date technically fell within the fiscal year being reported.

Beginning in fiscal year 2006, the Company has moved the effective date for Focal Review Period for this and future years to be the first working day of the second fiscal quarter every year (i.e., on or about July 1). Because the new Focal Review Period falls after the filing of this proxy statement, this proxy statement will not include any stock options granted in the prior year other than such grants that may have been made on an individual and discretionary award basis throughout the year.

Executive Compensation levels reported in this year's proxy statement are reflective of decisions made during the 2004 calendar year Focal Review Period. Any changes in executive compensation and options granted to executive compensation for Focal Review Period occurring during fiscal year 2006 will be included in next year's proxy statement.

Modes of Compensation

Approximately once a year, the Company reviews employees' base salaries, taking into consideration each employee's performance and salary for competitive positions in the relevant labor market as determined by geographic location, position and grade level.

Excluding employees who receive sales-based incentive compensation, all employees who have been employed for the entire calendar quarter receive bonus compensation under PXP or Profit Sharing. As described above, we only pay bonuses if the Company achieves a threshold operating income target that is aligned with the corporate financial model. Managers participate in PXP (described above under the Executive Compensation section) with the exception that the annual strategic objective component applies only to vice presidents. All other employees participate in Profit Sharing. Payments under Profit Sharing depend upon Xilinx's performance against its operating profit margin target. The same multiplier that applies to the operating profit margin target for PXP applies to Profit Sharing.

On April 1, 2000, the Compensation Committee adopted a non-qualified deferred compensation plan. Under the Deferred Compensation Plan, certain key employees and non-employee directors may defer a portion of their salary and bonus. Participants' deferrals earn rates of return based on the performance of the mutual funds selected by the participants.

The Company believes it is important to align employee and stockholder long-term interests by creating a strong and direct link between employee compensation and stockholder return. To this effect, the Company has a 1988 Stock Option Plan and a 1997 Stock Plan, as well as a 1990 Employee Qualified Stock Purchase Plan.

Under the 1990 Employee Qualified Stock Purchase Plan, employees who meet the required work hours are entitled to purchase shares of Common Stock at 85% of the fair market value of the stock at certain specified dates.

Compensation of the Chief Executive Officer

Pursuant to the recommendation of the Compensation Committee, Mr. Roelandts had an annual base salary in the amount of $715,500 for fiscal year 2005. Mr. Roelandts was also eligible for a performance-based bonus targeted at 70% of his annual base salary payable under the PXP bonus program. The bonus paid to Mr. Roelandts under PXP during fiscal year 2005 was equivalent to approximately fifty percent (50%) of his target, based on the same formula as applicable to other executive officers.

The Compensation Committee determined Mr. Roelandts' compensation pursuant to objective data synthesized to competitive ranges following statistical analysis and subjective policies and practices, including assessment of his achievements, and a review of compensation paid to chief executive officers of comparable companies.

Deductibility Under Section 162(m)

Section 162(m) of the Tax Code, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its CEO and next four most highly paid executive officers. Xilinx's stockholder-approved equity plans are qualified so that awards under such plans constitute performance-based compensation not subject to Section 162(m) of the Tax Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The amounts paid to the Chief Executive Officer during fiscal 2005 in excess of $1,000,000 ($51,786) are not deductible for fiscal 2005.

Compensation Committee of the Board of Directors — Philip T. Gianos, Chairman — Jerald G. Fishman — William G. Howard, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee is, or was during fiscal 2005, an executive officer of another company whose board of directors has a comparable committee on which one of Xilinx's executive officers serves.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company has one stockholder that is the beneficial owner of more than ten percent of its Common Stock (see "Security Ownership of Certain Beneficial Owners and Management"). To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company, and written representations from certain reporting persons that no other reports were required, the Company believes that its officers, directors and greater-than-10% stockholders (if any) complied with all Section 16(a) filing requirements during the 2005 fiscal year.

COMPANY STOCK PRICE PERFORMANCE

The following chart shows a comparison of cumulative total return for the Company's Common Stock, the Standard & Poor's 500 Stock Index ("S&P 500 Index"), and the Standard & Poor's 500 Semiconductors Index ("S&P 500 Semiconductors"). The total stockholder return assumes $100 invested on March 31, 2000 in Xilinx, Inc. Common Stock, the S&P 500 Index and the S&P 500 Semiconductors.

	INDEXED RETURNS Years Ended
Company/Index	Base Period Mar00	Mar01	Mar02	Mar03	Mar04	Mar05
XILINX INC	100	42.42	48.13	28.27	45.60	35.52
S&P 500 INDEX	100	78.32	78.51	59.07	79.82	85.16
S&P 500 SEMICONDUCTORS	100	37.89	41.20	21.24	36.45	30.89

NOTE: STOCK PRICE PERFORMANCE AND INDEXED RETURNS FOR OUR COMMON STOCK ARE HISTORICAL AND ARE NOT AN INDICATOR OF FUTURE PRICE PERFORMANCE OR FUTURE INVESTMENT RETURNS

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: June 1, 2005

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF
XILINX, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of XILINX, INC., a Delaware corporation ("Xilinx"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Xilinx, each dated June 1, 2005, and hereby appoints Willem P. Roelandts and Thomas R. Lavelle, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of Xilinx to be held on August 4, 2005, at 11:00 a.m., Pacific Daylight Time, at Xilinx, Inc., 2050 Logic Drive, San Jose, California, 95124, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock $0.01 par value of Xilinx ("Common Stock"), which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF EACH OF WILLEM P. ROELANDTS, JOHN L. DOYLE, JERALD G. FISHMAN, PHILIP T. GIANOS, HAROLD E. HUGHES, JR., WILLIAM G. HOWARD, JR., J. MICHAEL PATTERSON, RICHARD W. SEVCIK AND ELIZABETH W. VANDERSLICE AS DIRECTORS OF XILINX; FOR THE ADDITION OF 7,000,000 SHARES TO THE 1990 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN; FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EXTERNAL AUDITORS FOR FISCAL YEAR 2006; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.
ELECTION OF DIRECTORS:

Nominees: (01) Willem P. Roelandts, (02) John L. Doyle, (03) Jerald G. Fishman, (04) Philip T. Gianos, (05) Harold E. Hughes, Jr., (06) William G. Howard, Jr., (07) J. Michael Patterson, (08) Richard W. Sevcik and (09) Elizabeth W. Vanderslice.

☐	FOR ALL NOMINEES LISTED ABOVE	☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE
☐	FOR ALL NOMINEES ABOVE EXCEPT:
Write nominee's number on the line.
2.
PROPOSAL TO RATIFY AND APPROVE AN AMENDMENT TO THE COMPANY'S 1990 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 7,000,000 SHARES.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.
PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS EXTERNAL AUDITORS OF XILINX FOR THE FISCAL YEAR ENDING APRIL 1, 2006:

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.
IF PROPERLY PRESENTED AT THE ANNUAL MEETING, TO CONSIDER A STOCKHOLDER PROPOSAL REGARDING THE VOTING STANDARD FOR ELECTION OF DIRECTORS:

☐	FOR	☐	AGAINST	☐	ABSTAIN
☐	MARK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE SIDE
☐	HOUSEHOLDING ELECTION
Please indicate if you consent to receive certain future investor Communications in a single package per household

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)
Signature:	Date:	Signature:	(Joint Owners)	Date:

[Note: FY2004 proxy card included voting instructions for phone, internet and mail. Include for FY2005]

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS August 4, 2005
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING VOTING AND PROXY SOLICITATION
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO AMENDMENT TO 1990 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN
PROPOSAL THREE RATIFICATION OF APPOINTMENT OF EXTERNAL AUDITORS
PROPOSAL FOUR STOCKHOLDER PROPOSAL REGARDING THE VOTING STANDARD FOR ELECTION OF DIRECTORS
Director Election Majority Vote Standard Proposal
BOARD MEETINGS AND COMMITTEES
BOARD OF DIRECTORS — PRINCIPLES OF CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Options
Employee and Executive Option Grants for Fiscal Years 2005, 2004 and 2003
In-the-Money and Out-of-the-Money Option Information As of the End of Fiscal Year 2005
Security Ownership of Certain Beneficial Owners and Management
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS FOR FISCAL YEAR 2005
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPANY STOCK PRICE PERFORMANCE
OTHER MATTERS